Exhibit 99.1


                          New York State Banking Board
                      Approves New York Community Bancorp's
                    Acquisition of Atlantic Bank of New York

    WESTBURY, N.Y. & NEW YORK--(BUSINESS WIRE)--April 6, 2006--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank and New York Commercial Bank, and Atlantic Bank of New York ("Atlantic Bank"), a wholly-owned subsidiary of the National Bank of Greece, today announced that the acquisition of Atlantic Bank by New York Community Bancorp, Inc. has been approved by the New York State Banking Board.
    The acquisition was approved last month by the Board of Governors of the Federal Reserve System, and is expected to be completed this month. Upon completion, Atlantic Bank will commence operations as a division of New York Commercial Bank, which was established in connection with New York Community Bancorp's acquisition of Long Island Financial Corp. on December 30, 2005.
    New York Community Bancorp, Inc. is the $26.3 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 139 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. A New York State-chartered commercial bank, New York Commercial Bank currently has 12 branches serving Long Island and Brooklyn. Upon completion of the Atlantic Bank transaction, New York Commercial Bank will have 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.
    Established in 1926, Atlantic Bank of New York is one of the top 20 commercial banks serving the New York area. With $2.7 billion in assets, Atlantic Bank of New York is a full-service commercial bank providing a comprehensive range of financial services to small and mid-sized businesses, commercial real estate investors, and consumers. The Bank operates branch offices in Manhattan, Queens, Brooklyn, Long Island, and Westchester County, and offers commercial insurance premium financing on a nationwide basis through its wholly-owned subsidiary, Standard Funding Corp. Atlantic Bank is a member of the NBG Group which has more than $68 billion in assets and operates in 23 countries. Additional information is available on the Bank's website, www.atlanticbank.com.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420
             or
             Atlantic Bank of New York
             Anthony J. Morris, 212-714-7579